EXHIBIT 23.1


CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this Amendment to Form 8-K of Diamond Home Services, Inc. of our report dated December 24, 1997, except for the information included in Note 13 for which the date is March 5, 1998 on our audits of the consolidated financial statements of Reeves Southeastern Corporation and subsidiary as of October 31, 1997 and November 1, 1996 and for the years ended October 31, 1997 (52 weeks), November 1, 1996 (52 weeks), and November 3, 1995 (53 weeks).


/s/ Coopers & Lyband L.L.P.


Tampa, Florida
May 11, 1998